Exhibit 99.3

                 Eline Entertainment Group Reports Filing of its
              Quarterly Report for the First Quarter of Fiscal 2006

Knoxville, Tennessee -- June 7, 2006 -- Eline Entertainment Group, Inc. (OTC Pink Sheets: EEGI) reported that with the filing yesterday of its Quarterly Report on Form 10-QSB for the three months ended January 31, 2006, the company believes it is currently now in full compliance with all requisite SEC reporting requirements, which consequently will position the company to seek to restore its quotation on the OTC Bulletin Board as soon as practicable. The company has already been contacted by several Market Makers who have expressed an intention to sponsor its common stock and submit to the NASD all requisite forms and information as required under SEC Rule 15c2-11. Restoration of quotation of the company's common stock is subject to approval by the NASD.

The company further noted that it is in the process of preparing its financial results and Quarterly Report on Form 10-QSB for the three and six months ended April 30, 2006 and believes that it will file such report on a timely basis.

About Eline Entertainment

Eline Entertainment Group, Inc. provides manufacturing solutions through the design, sourcing and distribution of specialty materials, systems and related supplies. The Company's Storm Depot International subsidiary distributes hurricane protection products, including its proprietary E-Panel, a lightweight translucent hurricane panel, through a network of licensed dealers and independent retailers. The company's dealer outlets offer the public and the contracting trade a one-stop shopping solution for a broad range of hurricane protection and preparedness products. Storm Depot recently announced the initiation of a program to open a series of company-owned retail stores that will sell direct to consumers and independent contractors an array of hurricane protection and preparedness products.

Eline also holds a controlling interest in the voting securities of CTD Holdings, Inc. (OTCBB: CTDH), which sells cyclodextrins (CDs) and provides consulting services in the area of commercialization of cyclodextrin applications. CDs have applications in the areas of biotechnology, cosmetics, foodstuffs, pharmaceuticals, and toxic waste treatment, among others.

This press release contains forward-looking statements, some of which may relate to Eline Entertainment Group, Inc., and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Eline Entertainment Group, Inc.'s filings with the Securities and Exchange Commission.